AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

Between

T. ROWE PRICE RETIREMENT FUNDS, INC.

On behalf of the Retirement Income 2020 Fund

and

T. ROWE PRICE ASSOCIATES, INC.

 This Amendment (the “Amendment”) to the Investment Management Agreement is made as of the 1st day of February, 2023, by and between T. Rowe Price Retirement Funds, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Maryland, on behalf of the T. Rowe Price Retirement Income 2020 Fund (the “Fund”) and T. ROWE PRICE ASSOCIATES, INC. (the “Manager”), a corporation organized and existing under the laws of the State of Maryland.

W I T N E S S E T H:

 WHEREAS, the Manager has entered into an Investment Management Agreement with the Corporation, on behalf of the Fund (the “Agreement”), initially on October 24, 2016, and as amended on February 5, 2020 and July 1, 2021;

 WHEREAS, the Corporation’s Board of Directors (the “Board”), including a majority of the directors who are not interested persons of the Corporation, has approved, effective February 1, 2023, the creation and addition of the T. Rowe Price Retirement Income 2020 Fund—I Class (the “I Class”), a separate class of the Fund;

  WHEREAS, the Board, including a majority of the directors who are not interested persons of the Fund, in connection with the addition of the I Class, has approved the addition of the I Class’s management fee at the annual rate set forth in the table included in Schedule B to the Agreement, and the Board has determined that such actions are in the best interest of the Fund and its shareholders; and

 WHEREAS, the parties hereto desire to amend the Agreement.

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Solely with respect to the Fund, Schedule B of the Agreement is replaced in its entirety with Schedule B attached to this Amendment.

2.  All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:	T. ROWE PRICE RETIREMENT FUNDS, INC.
/s/Shannon Hofher Rauser _______________________________________ Shannon Hofher Rauser, Assistant Secretary	/s/Fran Pollack-Matz By:_____________________________________________ Fran Pollack-Matz, Vice President

Attest:	T. ROWE PRICE ASSOCIATES, INC.
/s/Kathryn L. Reilly _______________________________________ Kathryn L. Reilly, Assistant Secretary	/s/Laura Chasney By:_____________________________________________ Laura Chasney, Vice President

Schedule B: Per Annum Fee Rates

T. Rowe Price Retirement Income 2020 Fund

Investor Class

Years to Target Date		Annual Fee Rate (%)
All prior years		0.64
35		0.64
34		0.64
33		0.64
32		0.64
31		0.64
30		0.63
29		0.63
28		0.63
27		0.63
26		0.63
25		0.62
24		0.62
23		0.62
22		0.62
21		0.61
20		0.60
19		0.60
18		0.60
17	0.60
16	0.60
15	0.59
14	0.59
13	0.59
12	0.59
11	0.59
10	0.58

9	0.58
8	0.58
7	0.57
6	0.56
5	0.55
4	0.55
3	0.55
2	0.54
1	0.54
0	0.53
(1)	0.53
(2)	0.53
(3)	0.53
(4)	0.52
(5)	0.51
(6)	0.51
(7)	0.51
(8)	0.50
(9)	0.50
Thereafter	0.49

T. Rowe Price Retirement Income 2020 Fund

I Class

Years to Target Date	Annual Fee Rate (%)
All prior years	0.46
30	0.45
29	0.45
28	0.45
27	0.45
26	0.45
25	0.44
24	0.44
23	0.44
22	0.44

21		0.44
20		0.43
19		0.43
18		0.43
17	0.43
16	0.43
15	0.42
14	0.42
13	0.42
12	0.42
11	0.42
10	0.41
9	0.41
8	0.41
7	0.40
6	0.40
5	0.39
4	0.39
3	0.39
2	0.38
1	0.38
0	0.37
(1)	0.37
(2)	0.37
(3)	0.37
(4)	0.37
(5)	0.36
(6)	0.36
(7)	0.36
(8)	0.35
(9)	0.35
Thereafter	0.34